Exhibit 8.1

[Winston & Strawn LLP Letterhead]

April 12, 2006

Fortune Brands, Inc.

520 Lake Cook Road

Deerfield, IL 60015

Re:	Opinion as to Federal Income Tax Consequences of Mergers

Ladies and Gentlemen:

We have acted as counsel to you in connection with the proposed mergers contemplated by the Agreement and Plan of Merger dated as of February 13, 2006 (the “Merger Agreement”) among Fortune Brands, Inc. (“Parent”), Brightstar Acquisition, LLC (“Merger Sub”), and SBR, Inc. (the “Company”). Pursuant to the Merger Agreement, (1) Merger Sub will merge with and into the Company (the “Merger”) and (2) as soon as practicable after the Merger, the Company (as survivor of the Merger) will merge with and into a limited liability company wholly-owned by Parent (the “Subsequent Merger”). Capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement. All section references in this letter are to the Internal Revenue Code of 1986, as amended (the “Code”), unless otherwise provided.

In providing this opinion, we have relied on and assumed the completeness and accuracy (without any independent investigation or review thereof) of: (i) the description of the Merger and the Subsequent Merger as set forth in the Merger Agreement and the Registration Statement on Form S-4 originally filed with the Securities and Exchange Commission on February 22, 2006, as amended (the “Registration Statement”), including the representations, warranties, statements, and covenants of Parent, Merger Sub, and the Company set forth in the Merger Agreement; (ii) the representations, statements, and covenants provided by Parent in Parent’s representation letter dated April 11, 2006; (iii) the representations, statements and covenants provided by the Company in the Company’s representation letter dated April 11, 2006 (together with item (ii), the “Representation Letters”); and (iv) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub, and the Company and/or related to the consummation of the Merger and the Subsequent Merger as we have deemed necessary or appropriate. Any inaccuracy of any of the representations, warranties, covenants, or statements in the foregoing documents or the failure to consummate the Merger or the Subsequent Merger in accordance with the terms of the Merger Agreement and as described in the Registration Statement may adversely affect our opinion.

In addition, we have assumed that: (i) the Merger and the Subsequent Merger will be reported by Parent, Merger Sub, and the Company on their respective U.S. federal income tax returns in a manner consistent with the opinion set forth below; (ii) any representation, warranty, or statement that is anticipated to be true or that is made “to the knowledge of”, “is aware of”, “is not aware of” or is similarly qualified is correct without such qualification; (iii) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement; (iv) officers of Parent and the Company who have signed the representations on behalf of those respective entities are knowledgeable concerning such matters and are authorized to make all of the representations set forth therein; (v) all covenants contained in the Merger Agreement and the Representation Letters will be performed without breach, waiver, or modification; and (vi) any representation, warranty, or statement upon which we have relied that is not made as of the Effective Time is complete and accurate as of the date given and as of the Effective Time.

The opinion expressed herein was not written and is not intended to be used by any person, and cannot be used by any person, for purposes of avoiding certain penalties under the Code.

Based upon and subject to the foregoing, it is our opinion that, taken together, the Merger and the Subsequent Merger will qualify as a “reorganization” within the meaning of section 368(a) of the Code for U.S. federal income tax purposes.

This opinion is being rendered solely in connection with the Registration Statement. This opinion is rendered only as of the date hereof, and we undertake no obligation to update the opinion after the date hereof. This opinion may be withdrawn if we do not receive Representation Letters dated the date of the Effective Time confirming the accuracy of the representations set forth therein. Our opinion is based upon the current provisions of the Code, as amended; currently applicable Treasury Regulations promulgated or proposed under the Code; currently published administrative rulings and procedures; judicial decisions; and other applicable authorities, all as in effect on the date hereof. All of the foregoing authorities are subject to change or new interpretations, both prospectively and retroactively, and such changes or interpretations, as well as any change in the facts as they have been represented to us or assumed by us, could affect our opinion.

Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations, rulings, or procedures issued in the future.

This opinion is rendered only to you and may not be quoted in whole or in part or otherwise referred to, used by, or relied upon, nor be filed with, or furnished to, any other person or entity without our prior written consent, provided that this opinion may be reproduced as an exhibit to the Registration Statement and provided further that we consent to the use of our name in the discussion entitled “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” set forth in the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/S/ WINSTON & STRAWN LLP

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